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                                                                    EXHIBIT 99.1



                 IDEX CORPORATION CHAIRMAN TO ADOPT 10b5-1 PLAN

NORTHBROOK, IL, MAY 13, 2005 -- IDEX CORPORATION (NYSE: IEX) today announced that Dennis K. Williams, the company's chairman of the board, has adopted a prearranged trading plan, in accordance with the guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, to sell up to 897,300 option shares of IDEX common stock over the next 12 months.

As previously announced, Mr. Williams retired as the company's president and chief executive officer in March 2005 and will continue to serve as chairman of the board through the later of March 31, 2006 or the date of the company's 2006 annual meeting, at which time he plans to retire from the company and its Board of Directors.

Within 30 days of his retirement from the Board of Directors, the stock options granted to Mr. Williams during his tenure as president and chief executive officer will expire. The trading plan is designed to allow Mr. Williams to exercise his options in an orderly fashion over the next approximately 12 months.

ABOUT IDEX CORPORATION
IDEX Corporation is the world leader in fluid-handling technologies for positive displacement pumps and metering products, dispensing equipment for color formulation, and other highly engineered products including fire suppression equipment, rescue tools and stainless steel band clamping systems. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX."

       FOR FURTHER INFORMATION ON IDEX CORPORATION AND ITS BUSINESS UNITS,
               VISIT THE COMPANY'S WEB SITE AT www.idexcorp.com.